Exhibit (g)(1)(e)

Mutual Fund Custody Fee Schedule

October 2012

Fee Schedule	Custody

		Basis Points
Custody Fees
	US Marketable Securities first $500 million	1.00
	500 million - 5 billion	0.50
	Excess greater than $5 billion	0.33
		-
		-

Global Custody Network Fee
	Developed Markets Category 1	2.00
	Developed Markets Category 2	5.00
	Dev loped Markets Category 3	10.00
	Intermediate Markets Category 4	35.00
	Intermediate Markets Category 5	50.00
	Emerging Markets-Category 6	50.00

		Charge Per Item
Transaction Fee
Domestic
	Per Depository Eligible Transaction	$5.00
	Per Physical Transaction	$15.00
	Per Wire Out/Vendor Payment/ Margin Variation Wire	$3 .50
	Per Futures Transaction	$12.00
	Per F/X Not Executed At Mellon	$20.00
	Per Option	$12.00
	Per Swap	$12.00
	Fund of Funds	$6.00
	Pay downs	$3.00
	Checks	$3.50
	Internal Cash Transfers	$2.50

Global
	Developed Markets Category 1	$20.00
	Developed Markets Category 2	$30.00
	Developed Markets Category 3	$40.00
	Intermediate Markets Category 4	$50.00
	Intermediate Markets Category 5	$85.00
	Emerging Markets-Category 6	$85.00

	Fx not executed at BNY Mellon	$20.00

Total Custody Fee is subject to a 10% reduction for a period of two years beginning October 1, 2012. See Notes

Notes

·	We will pass through to the client any out-of-pocket expenses including, but not limited to, postage, courier expense, registration fees, stamp duties, telex charges, custom reporting or custom programming, internal/external, legal or consulting costs and proxy voting expenses, postage and materials associated with the production and distribution of End-client statements and invoices.

·	We reserve the right to amend our fees if the service requirements change in a way that materially affects our responsibilities or costs. Support of other derivative investment strategies or special processing requirements (e.g. external cash sweep, etc.) may result in additional fees.

·	BNY Mellon will file class action Proofs of Claim on your behalf. An amount equal to 2% of the proceeds will be charged against each participating account at the time the proceeds are credited.

·	Fees not paid within 60 days of the date of the invoice will be subject to a late charge of 1.5% per month.

·	We reserve the right to assess a charge for managing the asset conversion (transfer). Such charges may include, but are not limited to, travel expenses incurred during any such conversion.

·	This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on September 30, 2014 (the “Initial Term”), and will continue in effect thereafter unless one party notifies the other party in writing of a desire to amend the schedule.

Earnings Credit on Balances/Interest on Overdrafts - All Funds

If funds are left uninvested at the custodian by the fund, an earnings credit will be given at the 90 day T-Bill rate of 90% of the uninvested balance. Monthly credit balances will roll forward, to offset future custodian charges. Credit balances are used exclusively to offset custody charges. Any credit remaining at year-end will expire, will not apply to investment related expenses, and may not be transferred. Overdrafts, excluding bank errors, will cause a reduction of earnings credits daily, computed at fed funds rate plus 150 basis points

As compensation for services rendered by BNY Mellon during the term of this Agreement, the funds will pay to BNY Mellon a fee or fees as may be agreed to in writing by the Funds and BNY Mellon, subject to a 10% reduction of all such fees, not to include out-of-pocket expenses or such other fees as may be excluded upon mutual agreement of the parties from time to time, such reduction to become effective as of October 1, 2012 and shall remain effective until the end of the Initial Term.

Market Tiers:

Developed
Category 1	Canada, Euroclear, France, Germany , Italy , Japan, Netherlands, New Zealand, Spain, Sweden,
Switzerland, United Kingdom

Category 2	Australia, Belgium, CEDEL, Finland, Ireland, Luxembourg, Mexico, Norway , South Africa

Category 3	Argentina, Austria, Brazil, Denmark, Hong Kong, Malaysia, Portugal, Singapore, South Korea, Sri
Lanka, Thailand, Turkey

Intermediate
Category 4	Czech Republic, Greece, Hungary , Indonesia, Israel, Peru, Taiwan, Zimbabwe

Category 5	Bangladesh, Bermuda, Botswana, Ghana, Mauritius, Pakistan, Philippines, Poland, Slovak Republic,
Uruguay

Emerging
Category 6	Bahrain, Bolivia, Bulgaria, Chile, China, Colombia, Croatia, Egypt, Estonia, Iceland, India, Jordan,
Kazakhstan, Lativia, Lebanon, Lithuania, Morocco, Oman, Panama, Romania, Russia, Slovenia,
Tunisia, Ukraine, Venezuela, Vietnam, Zambia

Mellon Bank, NA

Name:	/s/ Christopher Healy

Title:	Managing Director

Date:	11/27/12

Manning & Napier Fund, Inc.

Name:	/s/ Jodi L. Hedberg

Title:	Corporate Secretary

Date:	November 21, 2012